Exhibit 10.32
Non-Employee Director Compensation Program
     The following is a summary of the compensation arrangements for Orbital’s non-employee directors effective January 1, 2007:
Annual Retainers and Meeting Fees:
–	Annual retainer of $30,000

–	Annual retainer of $5,000 for the chairperson of each standing committee

–	Annual retainer of $1,000 for each non-chair member of each standing committee

–	Annual retainer of $10,000 for the lead independent director

–	$1,000 for each Board meeting attended in person in excess of five meetings per year

–	$500 for each Board meeting held telephonically

–	$1,000 for each committee meeting attended in person

–	$500 for each committee meeting held telephonically
Annual Stock Unit Grant:
–	Each non-employee director receives an automatic annual grant of stock units under Orbital’s 1997 Stock Option and Incentive Plan having a dollar value of $40,000 based on the closing price of Orbital’s common stock on the grant date. The grant date shall be the second business day of the calendar year (“Annual Grant Date”), or if the non-employee director is first elected to the Board of Directors after the Annual Grant Date, then the date of such non-employee director’s election. The stock units granted will vest in their entirety one year from the Annual Grant Date.